December 2015
Pricing Supplement filed pursuant to Rule 424(b)(2) dated December 16, 2015
Registration Statement No. 333-198735
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
The Goldman Sachs Group, Inc.

$2,492,140 Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (December 20, 2018) is based on the performance of the S&P 500® Index as measured from the pricing date (December 16, 2015) to and including the valuation date (December 17, 2018).

If the final index value (the index closing value on the valuation date) is greater than the initial index value of 2,073.07, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the index percent increase (the percentage increase in the final index value from the initial index value), subject to the maximum payment at maturity of $12.71 per PLUS. If the final index value is less than the initial index value but has not decreased by more than the buffer amount of 10.00% of the initial index value, you will receive the principal amount of your PLUS. However, if the final index value has decreased from the initial index value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the underlying index, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 90.00% of their investment if the final index value has declined from the initial index value by more than the buffer amount.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•                  if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.00 times (c) index percent increase, subject to the maximum payment at maturity of $12.71;

•                  if the final index value is equal to or less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, $10; or

•                  if the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10.00%, $1.00 plus the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date is equal to approximately $9.53 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your PLUS, if it makes a market in the PLUS, see the following page.

Your investment in the PLUS involves certain risks, including our credit risk. See page PS-11. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

Original issue date:	December 21, 2015	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.175% ($79,125.445 in total)	Net proceeds to the issuer:	96.825% ($2,413,014.555 in total)

Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.30 for each PLUS they sell. It has informed us that it intends to internally allocate $0.05 of the selling concession for each PLUS as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $0.0175 for each PLUS.

The issue price, underwriting discount and net proceeds listed above relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this prospectus, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in PLUS will depend in part on the issue price you pay for such PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement no. 4286 dated December 16, 2015

Goldman Sachs may use this prospectus in the initial sale of the PLUS. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a PLUS after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.53 per $10 principal amount), which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $10 per $10 principal amount, which exceeds the estimated value of your PLUS as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the pricing date through June 16, 2017.

About Your PLUS

The PLUS are notes that are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. (Registration Statement No. 333-198735). This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  General terms supplement no. 4129 dated September 25, 2015

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

December 2015
Registration Statement No. 333-198735
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
The Goldman Sachs Group, Inc.

$2,492,140 Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (December 20, 2018) is based on the performance of the S&P 500® Index as measured from the pricing date (December 16, 2015) to and including the valuation date (December 17, 2018).

If the final index value (the index closing value on the valuation date) is greater than the initial index value of 2,073.07, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the index percent increase (the percentage increase in the final index value from the initial index value), subject to the maximum payment at maturity of $12.71 per PLUS. If the final index value is less than the initial index value but has not decreased by more than the buffer amount of 10.00% of the initial index value, you will receive the principal amount of your PLUS. However, if the final index value has decreased from the initial index value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the underlying index, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 90.00% of their investment if the final index value has declined from the initial index value by more than the buffer amount.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•                  if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.00 times (c) index percent increase, subject to the maximum payment at maturity of $12.71;

•                  if the final index value is equal to or less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, $10; or

•                  if the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10.00%, $1.00 plus the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

FINAL TERMS
Issuer:	The Goldman Sachs Group, Inc.
Stated maturity date:	December 20, 2018
Underlying index:	S&P 500® Index
Aggregate principal amount:	$2,492,140
Payment at maturity:

If final index value is greater than initial index value,

$10 + leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If final index value is equal to or less than initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, $10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount,

(1) the product of $10 × index performance factor plus (2) $1.00

This amount will be less than the stated principal amount of $10.  The PLUS will not pay less than $1.00 per PLUS at maturity.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value - initial index value) / initial index value
Initial index value:	2,073.07, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	December 17, 2018, subject to postponement for non-index business days and market disruption events
Leverage factor:	200%
Index performance factor:	final index value / initial index value
Buffer amount:	10.00%
Maximum payment at maturity:	$12.71 per PLUS (127.10% of the stated principal amount)
Estimated value:	$9.53 per PLUS
Stated principal amount/Original issue price:	$10 per PLUS / 100% of the principal amount
Pricing date:	December 16, 2015
Original issue date:	December 21, 2015 (3 business days after the pricing date)

CUSIP / ISIN:	38148X688 / US38148X6884
Listing:	The PLUS will not be listed on any securities exchange
Underwriter:	Goldman, Sachs & Co.

The PLUS are unsecured obligations of The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

We refer to the PLUS we are offering by this pricing supplement as the “offered PLUS” or the “PLUS”. Each of the PLUS has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. and references to the “accompanying general terms supplement no. 4129” mean the accompanying general terms supplement no. 4129, dated September 25, 2015, of The Goldman Sachs Group, Inc.

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018 (the “PLUS”) can be used:

•                  As an alternative to direct exposure to the underlying index that enhances returns for a limited range of positive performance of the underlying index, subject to the maximum payment at maturity

•                  To potentially outperform the underlying index with respect to moderate increases in the underlying index from the initial index value to the final index value

•                  To provide a buffer against a 10.00% negative performance of the underlying index from the initial index value to the final index value

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your PLUS.

If the final index value is less than the initial index value by more than the buffer amount, the PLUS are exposed on a 1:1 basis to the negative performance of the underlying index beyond the buffer amount, subject to the minimum payment amount at maturity of $1.00 per PLUS.

Maturity:	Approximately 3 years

Payment at maturity:

•                  If final index value is greater than initial index value, $10 + leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•                  If final index value is equal to or less than initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, $10.

•                  If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount, (1) the product of $10 × index performance factor plus (2) $1.00. This amount will be less than the stated principal amount of $10. The PLUS will not pay less than $1.00 per PLUS at maturity.

Leverage factor:	200% (applicable only if the final index value is greater than the initial index value)

Buffer amount:	10.00%

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Maximum payment at maturity:	$12.71 per PLUS (127.10% of the stated principal amount)

Minimum payment at maturity:	$1.00 per PLUS (10.00% of the stated principal amount)

Interest:	None

Redemption:	None. The PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the S&P 500® Index.  In exchange for enhanced performance of 200.00% of the appreciation of the underlying index, investors forgo performance above the maximum payment at maturity of $12.71 per PLUS. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $12.71 per PLUS. If the underlying index has not appreciated in value or has depreciated in value, but the final index value has not declined from the initial index value by more than the buffer amount of 10.00%, investors will receive the stated principal amount of their investment.  However, if the underlying index has depreciated in value by more than the buffer amount of 10.00%, investors will lose 1.00% for every 1.00% decline in the index value beyond the buffer amount to the valuation date of the PLUS, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS and investors may lose up to 90.00% of their initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of The Goldman Sachs Group, Inc.

Leveraged Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a limited range of positive performance. However, investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS.

Upside Scenario

The underlying index increases in value. In this case, you receive a full return of principal as well as 200% of the increase in the value of the underlying index, subject to the maximum payment at maturity of $12.71 per PLUS (127.10% of the stated principal amount). For example, if the final index value is 2.00% greater than the initial index value, the PLUS will provide a total return of 4.00% at maturity.

Par Scenario

The final index value is equal to the initial index value or is less than the initial index value but has not declined by more than the buffer amount of 10.00%. In this case, you receive the stated principal amount of $10 at maturity even if the underlying index has depreciated by up to 10.00%.

Downside Scenario

The underlying index declines in value by more than the buffer amount of 10.00%.  In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index from the initial index value, plus the buffer amount of 10.00%.  For example, if the final index value is 25.00% less than the initial index value, the PLUS will provide at maturity a loss of 15.00% of principal. In this case, you receive $8.50 per PLUS, or 85.00% of the stated principal amount. The minimum payment at maturity on the PLUS is equal to $1.00 per PLUS.

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS

Leverage factor:	200%

Buffer amount:	10.00%

Maximum payment at maturity:	$12.71 per PLUS (127.10% of the stated principal amount)

Minimum payment at maturity:	$1.00 per PLUS (10.00% of the stated principal amount)

PLUS Payoff Diagram

150%
125%
100%
75%
50%
25%
0%
127.10%
PLUS Performance
Underlying Index Performance
Leveraged Performance
Buffer Zone
90.00%
113.55%
0%
25%
50%
75%
100%
125%
150%
Hypothetical Payment at maturity Amount as % of Face Amount
Hypothetical Final Index Level as % of Initial Index Level

How it works

▪            Upside Scenario. If the final index value is greater than the initial index value, the investor would receive the $10 stated principal amount plus 200% of the appreciation of the underlying index from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, the investor will realize the maximum payment at maturity at a final index value of 113.550% of the initial index value.

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪            If the underlying index appreciates 2.00%, the investor would receive a 4.00% return, or $10.40 per PLUS.

▪            If the underlying index appreciates 30.00%, the investor would receive only the maximum payment at maturity of $12.71 per PLUS, or 127.10% of the stated principal amount.

▪            Par Scenario. If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, investors will receive the stated principal amount of $10 per PLUS.

▪            If the underlying index depreciates 5.00%, investors will receive the $10 stated principal amount per PLUS.

▪            Downside Scenario. If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10.00%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 10.00%.  The minimum payment at maturity is $1.00 per PLUS.

▪   If the underlying index depreciates 25.00%, the investor would lose 15.00% of the investor’s principal and receive only $8.50 per PLUS at maturity, or 85.00% of the stated principal amount.

Additional Hypothetical Examples

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and merely is intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value on any day throughout the life of the PLUS, including the final index value on the valuation date, cannot be predicted. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlying index and our creditworthiness. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Stated principal amount	$10

Leverage factor	200.00%

Buffer amount	10.00%

Maximum payment at maturity	$12.71 per PLUS

Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index

PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

For these reasons, the actual performance of the underlying index over the life of your PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the offered PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	127.100%
125.000%	127.100%
115.000%	127.100%
113.550%	127.100%
110.000%	120.000%
105.000%	110.000%
103.000%	106.000%
100.000%	100.000%
97.000%	100.000%
93.000%	100.000%
90.000%	100.000%
89.999%	99.999%
75.000%	85.000%
50.000%	60.000%
30.000%	40.000%
25.000%	35.000%
0.000%	10.000%

If, for example, the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your PLUS at maturity would be 35.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 65.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be zero, you would lose 90.000% of your investment in the PLUS. In addition, if the final index value were determined to be 150.000% of the initial index value, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 127.100% of each $10 principal amount of your PLUS, as shown in the table above. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any increase in the final index value of beyond 113.550% of the initial index value.

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this pricing supplement.

We cannot predict the actual final index value or what the market value of your PLUS will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered PLUS will depend on the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS, if any, on the stated maturity date may be very different from the information reflected in the table above.

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014, in the accompanying prospectus supplement dated September 15, 2014, and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 4129 dated September 25, 2015. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus dated September 15, 2014, as supplemented by the accompanying prospectus supplement dated September 15, 2014 and the accompanying general terms supplement no. 4129 dated September 25, 2015 of The Goldman Sachs Group, Inc. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your PLUS are linked. You should carefully consider whether the offered PLUS are suited to your particular circumstances.

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose a Substantial Portion of Your Investment in the PLUS

You can lose a substantial portion of your investment in the PLUS. The cash payment on your PLUS, if any, on the stated maturity date will be based on the performance of the S&P 500® Index as measured from the initial index value to the index closing value on the valuation date. If the final index value has declined from the initial index value by more than the buffer amount of 10.00%, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the index value beyond the buffer amount, subject to the minimum payment amount at maturity of $1.00. Thus, you may lose a substantial portion of your investment in the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer

Although the return on the PLUS will be based on the performance of the underlying index, the payment of any amount due on the PLUS is subject to our credit risk. The PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Potential for the Value of Your PLUS to Increase Will Be Limited

Your ability to participate in any change in the value of the underlying index over the life of your PLUS will be limited because of the maximum payment at maturity of $12.71 per PLUS (127.10% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your PLUS, no matter how much the value of the underlying index may rise over the life of your PLUS. Although the leverage factor provides 200.00% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 127.10% of the stated principal amount per PLUS, any increase in the final index value over the initial index value by more than 13.55% of the initial index value will not further increase the return on the PLUS. Accordingly, the amount

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

payable for each of your PLUS may be significantly less than it would have been had you invested directly in the underlying index.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

We refer to the stocks that are included in the underlying index as underlying index stocks. The underlying index publisher calculates the level of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “—Investing in the PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured PLUS.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your PLUS may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

•                  the value of the underlying index;

•                  the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;

•                  the dividend rates of the underlying index stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the underlying index, and which may affect the index closing value of the underlying index;

•                  interest rates and yield rates in the market;

•                  the time remaining until your PLUS mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your PLUS. Even if the value of the underlying index increases above the initial index value during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs expects to hedge The Goldman Sachs Group, Inc.’s obligations under the PLUS by purchasing futures and/or other instruments linked to the underlying index. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the stocks underlying the underlying index, which we refer to as underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the underlying index or underlying index stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the PLUS

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment at maturity and the market value of your PLUS before the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the underlying index on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlying index value on any trading day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-27 of the accompanying general terms supplement no. 4129.

Investing in the PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your PLUS is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the underlying index stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

other rights of a holder of the underlying index stocks. Your PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this pricing supplement. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

Your PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such PLUS even though there may be no interest payments over the term of such PLUS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-90 of the accompanying general terms supplement no. 4129. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-90 of the accompanying general terms supplement no. 4129 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Underlying Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC.

Effective with the September 2015 rebalance, consolidated share class lines are no longer included in the S&P 500® Index. Each share class line is subject to public float and liquidity criteria individually, but a company’s total market capitalization is used to evaluate each share class line. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded.

As of December 16, 2015, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (13.01%), Consumer Staples (9.93%), Energy (6.50%), Financials (16.58%), Health Care (14.96%), Industrials (10.01%), Information Technology (20.95%), Materials (2.76%), Telecommunication Services (2.39%) and Utilities (2.91%). (Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 4129. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings — S&P 500® Index” on page S-40 of the accompanying general terms supplement no. 4129.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by The Goldman Sachs Group, Inc. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such PLUS.

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Index Closing Values

The index closing value has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical index closing values as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. The actual performance of the underlying index over the life of the offered PLUS, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the S&P 500® Index for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015 (through December 16, 2015). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the S&P 500® Index

	High	Low	Period End
2007
Quarter ended March 31	1,459.68	1,374.12	1,420.86
Quarter ended June 30	1,539.18	1,424.55	1,503.35
Quarter ended September 30	1,553.08	1,406.70	1,526.75
Quarter ended December 31	1,565.15	1,407.22	1,468.36
2008
Quarter ended March 31	1,447.16	1,273.37	1,322.70
Quarter ended June 30	1,426.63	1,278.38	1,280.00
Quarter ended September 30	1,305.32	1,106.39	1,166.36
Quarter ended December 31	1,161.06	752.44	903.25
2009
Quarter ended March 31	934.70	676.53	797.87
Quarter ended June 30	946.21	811.08	919.32
Quarter ended September 30	1,071.66	879.13	1,057.08
Quarter ended December 31	1,127.78	1,025.21	1,115.10
2010
Quarter ended March 31	1,174.17	1,056.74	1,169.43
Quarter ended June 30	1,217.28	1,030.71	1,030.71
Quarter ended September 30	1,148.67	1,022.58	1,141.20
Quarter ended December 31	1,259.78	1,137.03	1,257.64
2011
Quarter ended March 31	1,343.01	1,256.88	1,325.83
Quarter ended June 30	1,363.61	1,265.42	1,320.64
Quarter ended September 30	1,353.22	1,119.46	1,131.42
Quarter ended December 31	1,285.09	1,099.23	1,257.60
2012
Quarter ended March 31	1,416.51	1,277.06	1,408.47
Quarter ended June 30	1,419.04	1,278.04	1,362.16
Quarter ended September 30	1,465.77	1,334.76	1,440.67

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

	High	Low	Period End
Quarter ended December 31	1,461.40	1,353.33	1,426.19
2013
Quarter ended March 31	1,569.19	1,457.15	1,569.19
Quarter ended June 30	1,669.16	1,541.61	1,606.28
Quarter ended September 30	1,725.52	1,614.08	1,681.55
Quarter ended December 31	1,848.36	1,655.45	1,848.36
2014
Quarter ended March 31	1,878.04	1,741.89	1,872.34
Quarter ended June 30	1,962.87	1,815.69	1,960.23
Quarter ended September 30	2,011.36	1,909.57	1,972.29
Quarter ended December 31	2,090.57	1,862.49	2,058.90
2015
Quarter ended March 31	2,117.39	1,992.67	2,067.89
Quarter ended June 30	2,130.82	2,057.64	2,063.11
Quarter ended September 30	2,128.28	1,867.61	1,920.03
Quarter ending December 31 (through December 16, 2015)	2,109.79	1,923.82	2,073.07

The graph below shows the daily historical index closing values from January 1, 2007 through December 16, 2015. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 4129. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 4129.

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:

Underlying index publisher:	S&P Dow Jones Indices LLC
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 4129
Specified currency:	U.S. dollars (“$”)
Index closing value:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value” on page S-31 of the accompanying general terms supplement no. 4129
Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 4129
Index business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day” on page S-30 of the accompanying general terms supplement no. 4129
FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each PLUS for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-90 of the accompanying general terms supplement no. 4129. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the PLUS (including payment at maturity) made before January 1, 2019.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-88 of the accompanying general terms supplement no. 4129
ERISA:	As described under “Employee Retirement Income Security Act” on page S-97 of the accompanying general terms supplement no. 4129

December 2015

The Goldman Sachs Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-98 of the accompanying general terms supplement no. 4129 and “Plan of Distribution — Conflicts of Interest” on page 117 of the accompanying prospectus; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

The Goldman Sachs Group, Inc. will sell to GS&Co., and GS&Co. will purchase from The Goldman Sachs Group, Inc., the aggregate stated principal amount of the offered PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.30, or 3.00% of the principal amount, for each PLUS they sell. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $0.0175, or 0.175% of the principal amount, for each PLUS. GS&Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the PLUS against payment therefor in New York, New York on December 21, 2015, which is the third scheduled business day following the date of this pricing supplement and of the pricing of the PLUS.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your PLUS:

The PLUS are notes that are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. (Registration Statement No. 333-198735). This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  General terms supplement no. 4129 dated September 25, 2015

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Validity of the PLUS:

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the PLUS offered by this pricing supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such PLUS will be valid and

December 2015

binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 15, 2014, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 15, 2014.

December 2015

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying general terms supplement no. 4129, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying general terms supplement no. 4129, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the Buffered PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying general terms supplement no. 4129, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$2,492,140

The Goldman Sachs

Group, Inc.

Buffered PLUS Based on the Value of the S&P 500® Index due
December 20, 2018

Principal at Risk Securities

Goldman, Sachs & Co.

December 2015